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                                                                   EXHIBIT 10.17


                                                               December 30, 1999

Thomas J. Webb
28022 Weymouth
Farmington Hills, MI 48334

Dear Tom:

I am extremely pleased to confirm our offer of employment that we extended to you for the position of Executive Vice President and Chief Financial Officer for the Kellogg Company. You will be located at our headquarters office in Battle Creek, Michigan and report directly to me. It is my hope that you will confirm your acceptance of this offer by signing below and returning one copy to me, the other copy is for your records.

Your starting salary will be $400,000 per year. Your first merit review will be in April 2001. Your cash bonus for 2000, payable in the first quarter of the year 2001, will be based on a target of 65% of base pay. Actual bonus awards currently range from 0 to 200% of target, depending upon achievement of corporate and individual goals. You are also eligible to participate in the Executive Stock Option Plan. Your annual stock option target is 63,000 shares, with awards ranging from 0 to 150% of target. These options vest 50% after one year, with the balance vested after two years. You will be eligible for all provisions of the option program, to include the accelerated option feature ("AOF," or reloads).

In special consideration for your acceptance of this offer, you will receive the following with Board of Directors approval:

1. Kellogg Company will pay you a one-time lump sum signing bonus payment of $300,000 less appropriate withholding, which will be processed the first pay period following your official date of employment.
2. We will grant you a sign on stock option grant to purchase 100,000 Kellogg Company common shares. The strike price for these options will be the average of the high and low trading price on your first day of employment by the Kellogg Company. These options have the same vesting schedule and provisions as noted above.
3. It is our understanding that Ford will pay your 1999 Bonus, however, if Ford does not pay the bonus, Kellogg will pay you an equivalent cash bonus of $312,000.
4. Kellogg Company will guarantee your target bonus at 65% of base pay for 2000, payable in 2001.
5. Kellogg Company will guarantee your target stock option award at 63,000 shares for 2000.
6. You will be immediately qualified for four (4) weeks of vacation.
7. Kellogg Company will provide you with a Key Executive Benefits Plan (KEBP) pension arrangement, under which you will be granted a total of 12 extra years of service toward a Kellogg pension. Following are the provisions of the KEBP arrangement:
   - The 12 years of extra service will be granted on a "2 for 1" basis over your first 6 years of actual Kellogg service.



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   - The 12 years of service count only toward the amount of pension, and not toward eligibility for early retirement.
   - The benefit attributable to the 12 extra years of service will be reduced by any vested retirement benefit (other than 401 (k) plan) actually payable from a prior employer.
   - The KEPB benefit will be payable as an annuity for life or in any other "actuarially equivalent" payment option.

8. A special pension guarantee, designed to protect you from loss of the age 55 pension expected from previous employment is as follows

   At the time your employment with Kellogg is terminated, the value of your Pension Benefits* shall be determined. In the event that such pension Benefits total less than an annual lifetime benefit of $167,000 payable at age 55***, Kellogg shall increase the KEBP benefit by the amount necessary (the Added pension**) so that the sum of the Added Pension and the total Pension Benefits total $167,000, and are payable to you at age 55. In the event that you voluntarily terminate your employment with Kellogg, this special pension guarantee provision will no longer be applicable.

        * Pension Benefits shall include any vested pension benefit payable to you from Kellogg Company, Ford Motor Company or from any firm employing you subsequent to your termination of employment from Kellogg. Such vested pension benefits shall include benefits earned under tax-qualified and non-qualified retirement plans (both defined benefit and defined contribution, but excluding 401 (k) and any similar contractual benefits. Pension Benefits shall be determined as a lifetime annuity amount, payable in US dollars at age 55. Any pension benefits payable in a form other than a lifetime annuity, at an age different than age 55 or in a currency other than US dollars shall be converted to an equivalent lifetime annuity amount payable in US dollars at age 55 based on the interest and mortality rates specified by the IRS for determination of minimum lump sum payments from tax-qualified plans as of the first day of the calendar year in which you attain the age 55.

        ** The Added Pension shall be an unfunded payment from Kellogg's general assets, for your lifetime. It shall be payable only in monthly payments (i.e., not in a single lump sum), unless Kellogg, in its sole discretion, determines that payment on another basis (including a single lump sum) is appropriate. In the event that you are entitled to severance benefits from Kellogg at the time of your termination of employment, the value of the Added Pension shall be subtracted from the severance benefits which would otherwise be payable. (Value shall be determined on the same IRS lump sum basis which was specified above.)

        *** Age 55 means the later of age 55 or the date you terminate your employment with Kellogg (or if re-employed at Ford Motor Company, no earlier than the date the date you subsequently terminate from Ford.)



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The pension plan is funded by the Kellogg Company and does not require employee contributions. You begin building service credits on a monthly basis the day you begin employment. You become vested in the plan upon completion of 5 years of vesting service. Pension benefits are related to the number of years that you work for the Company and your final average pay, which includes your cash bonus. Early retirement options, survivor options and disability benefits are provided under the plan.

In addition to our pension plan, we have a Savings & Investment Plan that allows you to voluntarily invest between 1 percent and 13 percent of your pay. Kellogg Company will contribute to your account at a rate of 80 percent (80 cents) for each dollar you deposit, up to 5 percent of your pay. You will be eligible to start contributing to the Savings and Investment Plan immediately; however, Company contributions will not begin until after you have completed one year of service.

There are a number of additional benefits to which you are entitled. These include life insurance (1 1/2 times base pay), medical insurance, dental plan, salary continuation plan in the event of personal illness, holidays (14), and vacation. In addition to the life insurance mentioned above, you will be eligible for our Executive Survivor Income Plan which provides an additional death benefit of 3 times your base and bonus. A financial and tax planning account of $10,000 per year is also available for your use.

Tom, you will be eligible for our complete Relocation Program. Upon your acceptance of this offer, we will immediately contact our People Services Center to initiate your relocation process. People Services Center will authorize relocation benefits to our service providers. Once we contact PSC, to begin your benefits, authorization will be provided to Payroll to pay you the miscellaneous moving allowance of $5,000, less any appropriate withholding, which will be processed the first pay period following your official date of employment.

In the event your employment is terminated for reasons other than willful misconduct, theft, or immorality, you will be provided an amount of severance pay equal to two years' base pay and target bonuses, which will be paid contingent upon you agreeing to execute a release of claims. The Company extends severance packages by placing the employee on a paid "leave of absence" or salary continuance during the determined severance period. During this paid leave of absence, you will be eligible for health care benefit continuation (subject to the terms and provisions of the SPD in effect on your last day worked, including any amendment or subsequent alteration thereof). During the leave of absence, health benefits will be provided to you and your spouse and/or eligible dependents as long as the spouse and dependents remain eligible per the terms of the Plan. If you take a lump sum payment of your severance, the leave of absence will cease and your health care benefits also will cease; however, you may exercise your COBRA rights.

Additionally, if during your paid leave of absence, you become eligible for coverage by the health plan of another employer, all such health benefits/insurance shall be deemed the primary health insurance coverage for you and your eligible dependents. During any leave of absence when you are receiving severance/salary continuation payments, your stock options will be administered in accordance with and be subject to the respective provisions of the plans pursuant to which the options were granted. For example, under the current plan



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provision, options continue to vest during a paid leave of absence or salary continuation, but all vested options must be exercised within 90 days of the end of the leave of absence. The ability to utilize the accelerated ownership feature of the plans shall continue throughout the leave of absence period. These and other details will be enumerated more specifically in the release of claims that is a pre-condition for receiving enumerated severance benefits. This severance agreement is applicable for a period of three years from your start date. Thereafter it will expire.

The packet of material you received previously provides detailed information on all of our benefit plans, details of our relocation program and all of the forms necessary to place you on the payroll. Should you require additional explanation on any of the plans, please feel free to contact me at 616/660-7164.

As a matter of policy, employment is contingent upon your successfully passing a drug test, which can be administered at the time of a medical examination. You can arrange to have the medical evaluation and drug test done in Detroit, or both can be accomplished during your next visit to Battle Creek.

Tom, I am excited about the prospect of your joining my team, and I am confident Kellogg will provide the professional opportunity and challenge you desire. Please feel free to call with any questions you may have.


                                          Sincerely,


                                          Carlos Gutierrez
                                          President and Chief Executive Officer

Enclosures

AGREED AND ACCEPTED BY:


_________________________
Thomas Webb


____________________
Date



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